AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ANGEL HOLDINGS LLC,

ANGEL ACQUISITION CORP.

AND

C&D TECHNOLOGIES, INC.

DATED AS OF OCTOBER 3, 2011

i

Section 8.09.	Definitions	37
Section 8.10.	Interpretation	38
Section 8.11.	Assignment	39
Section 8.12.	Counterparts	39

INDEX OF DEFINED TERMS

Actions	13
affiliate	38
Agreement	1
Appraisal Shares	4
Bankruptcy and Equity Exception	10
beneficial ownership	38
business day	38
Cap	27
Certificate	4
Certificate of Merger	2
Closing	2
Closing Date	2
Common Stock	1
Company	1
Company Board	1
Company Board Recommendation	1
Company Bylaws	11
Company Charter	11
Company Disclosure Schedule	8
Company Employees	16
Company Plan	15
Company Subsidiaries	8
Confidentiality Agreement	28
Contract	11
Convertible Notes	30
Costs	25
DGCL	2
Effective Time	3
Equity Financing	20
Equity Financing Commitment	20
Equity Plans	7
ERISA	15
ERISA Affiliate	16
Exchange Act	11
Exchange Fund	5
GAAP	12
Governmental Entity	11
Indemnified Person	25
Indenture	29
Information Statement	11
Knowledge	38
Law	11
Liens	10
Material Adverse Effect	8
Material Contract	14
Merger	1
Merger Consideration	4
Merger Sub	1
Multiemployer Plan	15
Order	13
Outside Date	32
Parent	1
Parent Disclosure Schedule	18
Parent Funds	1
Parent Group	1
Paying Agent	5
PBGC	17
Permits	14
Person	38
Proceeding	25
Representatives	38
Reverse Termination Fee	33
SAR	7
Schedule 13E-3	11
SEC	11
SEC Reports	12
Section 16	29
Section 262	4
Securities Laws	11
Shares	1
Special Committee	1
Special Committee Recommendation	1
Stock Option	7
Stockholder Approval	10
Subsidiary	38
Surviving Corporation	2
Takeover Statute	18
Tax Return	15
Taxes	15
Transaction Litigation	29
Uncertificated Shares	4
Written Consent	2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 3, 2011, is entered into by and among Angel Holdings LLC, a Delaware limited liability company (“Parent”), Angel Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and C&D Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, certain funds and accounts affiliated with Parent (the “Parent Funds”) collectively own beneficially and of record 9,857,984 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which represents approximately 64.40% of the outstanding shares of Common Stock;

WHEREAS, Parent has proposed to the Board of Directors of the Company (the “Company Board”) that Merger Sub acquire all of the issued and outstanding shares of Common Stock not owned by the Parent Funds.  Parent, Merger Sub and the Parent Funds are collectively referred to as the “Parent Group”; and such outstanding shares of Common Stock not owned by the Parent Group are collectively referred to as the “Shares”;

WHEREAS, the Company Board has established a special committee consisting solely of independent directors (the “Special Committee”) to, among other things, consider and negotiate any proposal made to acquire the Shares, including the Merger (as defined herein) and the other transactions contemplated by this Agreement, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, subject to the terms and conditions provided herein, Parent, Merger Sub and the Company intend to effect a merger pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a Subsidiary of Parent (the “Merger”);

WHEREAS, the Special Committee has unanimously (i) determined that the terms of this Agreement and the Merger are fair to and in the best interests of the Company and the holders of the Shares, (ii) approved and declared advisable this Agreement and the Merger and (iii) recommended to the Company Board that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Merger and recommending that the holders of the Shares adopt this Agreement (such recommendation by the Special Committee, the “Special Committee Recommendation”);

WHEREAS, the Company Board, based on the Special Committee Recommendation, has unanimously (i) determined that the terms of this Agreement and the Merger are fair to and in the best interests of the Company and the holders of the Shares, (ii) approved and declared advisable this Agreement and the Merger and (iii) resolved to recommend to the holders of the Shares that such holders adopt this Agreement (such recommendation by the Company Board, the “Company Board Recommendation”);

WHEREAS, the applicable governing bodies of each of Parent and Merger Sub have unanimously approved the Merger and this Agreement and deem it advisable and in the best interests of their equityholders to consummate the Merger, on the terms and conditions set forth herein; and

WHEREAS, immediately following the execution and delivery of this Agreement, it is anticipated that Parent will execute and deliver, or cause to be executed and delivered, to the Company a true, correct and complete copy of an Action by Written Consent, in the form attached as Exhibit A hereto, providing for the adoption of this Agreement by each member of the Parent Group holding shares of Common Stock (the “Written Consent”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.   The Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in this Agreement and the DGCL.

SECTION 1.02.   Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that unless the parties hereto mutually agree otherwise, the Closing shall not occur until a date that is at least thirty (30) calendar days after the mailing of the definitive Information Statement to the Company’s stockholders.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.   Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”), in such form as is required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL and shall make all other filings required under the DGCL in connection with the Merger.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger in accordance with the DGCL.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04.   Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended so as to read in their entirety as set forth in Exhibit B and Exhibit C hereto, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the DGCL.

SECTION 1.05.   Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

SECTION 1.06.   Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS

SECTION 2.01.   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Parent or Merger Sub:

(a)           Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Each share of Common Stock that is directly owned by the Company or Merger Sub shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in respect thereof.  Each share of Common Stock owned by any member of the Parent Group (other than Merger Sub) or any wholly owned Company Subsidiary immediately prior to the Effective Time shall remain outstanding after the Effective Time and no consideration shall be delivered in respect thereof.

(c)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (but excluding shares which remain outstanding, or are to be canceled, in accordance with Section 2.01(b) and, except as provided in Section 2.01(e) in respect of the Appraisal Shares) shall be converted into the right to receive $9.75 in cash, without interest (the “Merger Consideration”), and at the Effective Time all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) or (y) any such uncertificated shares of Common Stock (collectively, the “Uncertificated Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d)           The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(e)           Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares in accordance with the provisions of Section 262 of the DGCL (“Section 262”), and whose demand has not been withdrawn, shall not be converted into the right to receive the Merger Consideration with respect to such Appraisal Shares as provided in Section 2.01(c), but shall instead entitle the holder thereof to receive payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration with respect to such Appraisal Shares as provided in Section 2.01(c).  The Company shall give reasonably prompt notice to Parent of any written demands for appraisal of any shares of Common Stock pursuant to Section 262, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company prior to the Effective Time, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.02.   Exchange Fund.  (a) Paying Agent.  Prior to the Closing Date, Parent shall, at its expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and, in connection therewith, shall enter into an agreement with the Paying Agent in form and substance reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of the holders of Certificates and Uncertificated Shares, cash in an amount equal to the aggregate Merger Consideration payable in respect of all the Shares entitled to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  The Paying Agent shall deliver the Merger Consideration contemplated to be issued and delivered pursuant to Section 2.01 out of the Exchange Fund and the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of the Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if any, shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Merger Consideration.  Each holder of record of the Shares shall (x) upon surrender to the Paying Agent of any such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of cash which the number of Shares previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been converted into the right to receive pursuant to Section 2.01(c), without any interest thereon and less any required withholding of taxes, and any Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered or transferred as contemplated by this Section 2.02(b), and subject to Section 2.01(e), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article II.  No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article II.

(c)           No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Uncertificated Shares, as applicable.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company with respect to the Common Stock shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Shares for twelve months after the Effective Time shall be delivered to the Surviving Corporation (or its designee(s)), upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e)           No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law.  If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government.  Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish or otherwise affect the amounts payable to any holder of the Shares as provided herein. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly cause to be deposited into the Exchange Fund cash in an amount sufficient to fully satisfy such cash payment obligations.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h)           Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Shares such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

SECTION 2.03.   Treatment of Equity-Based Awards.

(a)           As of the Effective Time, each option to purchase shares of Common Stock (a “Stock Option”) granted under any Company equity or incentive plan, including without limitation, the Company’s 1998 Stock Option Plan, 2007 Stock Incentive Plan and 2011 Stock Option Plan (the “Equity Plans”) outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, will be canceled and extinguished and the holder thereof will be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Stock Option, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option.  For the avoidance of doubt, no consideration shall be paid in respect of the cancellation of any Stock Option with an exercise price or base price per share equal to or greater than the Merger Consideration.

(b)           As of the Effective Time, each outstanding stock appreciation right (an “SAR ”) granted by the Company under any Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and extinguished and the holder thereof will be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such SAR.  For the avoidance of doubt, no consideration shall be paid in respect of the cancellation of any SAR with an exercise price per share equal to or greater than the Merger Consideration.

(c)           Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Section 2.03 to any holder of Stock Options or SARs, such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation.

(d)     Prior to the Effective Time, the Company Board or appropriate committee thereof will adopt such resolutions and the Company will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.03, provided that the Company shall not (and shall not be required to) pay any consideration or incur any debts or obligations on behalf of the Company or the Surviving Corporation (or Parent) in connection with the taking of such actions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports (as defined herein) filed or furnished prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk-factor section or any forward-looking statements) or as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, the specific Section or subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or subsections of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01.   Corporate Organization.  The Company and each of the Subsidiaries of the Company (collectively, the “Company Subsidiaries”) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (where such concept is recognized under applicable Law) and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means  any event, condition, fact, change, occurrence or effect that, individually or in the aggregate with other events, conditions, facts, changes, occurrences or effects (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger, except  for any such events, conditions, facts, changes, occurrences or effects to the extent resulting from (A) changes in U.S. or global general economic conditions or in the credit, financial or capital markets generally, including changes in interest or exchange rates, (B) changes in general market or economic conditions applicable to industries in which the Company or any of the Company Subsidiaries operates generally or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world in which the Company or any of the Company Subsidiaries operates, (C) changes, after the date of this Agreement, in Law or applicable accounting regulations (including GAAP) or principles or interpretations thereof, or political, legislative or business conditions in the countries in which the Company or any of the Company Subsidiaries operate, (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of this Agreement, (E) any event, condition, fact, change or occurrence relating to the products of any Person (other than the Company and the Company Subsidiaries), including the entry into the market of products competitive with any of the products of either the Company or any of the Company Subsidiaries, (F) any change in the Company’s stock price or trading volume or in the Company’s credit rating or in any analyst’s recommendation with respect to the Company or any failure by the Company to meet internal or published projections, forecasts or estimates of revenue, earnings  or other financial or operating metrics (but not any event, condition, fact, change, occurrence or effect underlying such change or failure that is not otherwise excepted under the foregoing clauses (A) through (D), subject to the following proviso), (G) any threatened or actual strike or other labor disruptions in respect of the Company or any Company Subsidiary, (H) any litigation involving the Company or any Company Subsidiary pending as of the date hereof as set forth on Section 3.09 of the Company Disclosure Schedule, or (I) changes resulting from the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, or the commencement or pendency of any litigation arising from allegations of breach of fiduciary duty or violation of law relating to this Agreement or the transactions contemplated hereby; provided, however, the exceptions in clauses (A) through (D) shall not apply if such events, conditions, facts, changes, occurrences or effects have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the same industry in which the Company and the Company Subsidiaries operate.

SECTION 3.02.   Capitalization.

(a)           The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock.  As of the close of business on September 30, 2011, (i) 15,196,563 shares of Common Stock were issued and outstanding, (ii) 110,373 shares of Common Stock were held in the Company’s treasury, and (iii) 1,253,241 shares of Common Stock were reserved for issuance in respect of outstanding Stock Options and SARs, with a weighted average exercise price or base price of $14.47.  In addition, as of the date of this Agreement, there were 360,997 shares of Common Stock available for grants of  Stock Options, SARs and other equity-based awards under the 2007 Stock Incentive Plan, the Approved Share Option Plan and the 2011 Stock Option Plan.

(b)           Except with respect to the Convertible Notes and as set forth above in Section 3.02(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity securities of the Company, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity securities of the Company or any Company Subsidiary, (C) other than Stock Options, any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any obligation of the Company or any Company Subsidiary to issue, any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Company Subsidiary or (D) other than SARs, any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Common Stock on a deferred basis or other rights granted by the Company that are linked to the value of shares of Common Stock and (y) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  With the exception of the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)           All outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights.  Except as provided in Section 3.02(c) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities or ownership interests in each Company Subsidiary is owned by the Company, directly or indirectly, free and clear of any lien, pledge, charge, encumbrance or security interests of any kind (“Liens”) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

(d)           Section 3.02(d) of the Company Disclosure Schedule sets forth (i) each of the Company Subsidiaries and the ownership interest of the Company in each such Company Subsidiary, as well as the ownership interest of any other Person or Persons in each such Company Subsidiary and (ii) the Company’s or the Company Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

(e)           No shares of Common Stock are owned by any Company Subsidiary.

SECTION 3.03.   Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the affirmative vote or written consent of holders of a majority of the outstanding shares of Common Stock to adopt this Agreement (the “Stockholder Approval”).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).  The Special Committee and the Company Board, acting based on the recommendation of the Special Committee, at a meeting duly called and held and at which a quorum was present and voting, have determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the holders of the Shares and adopted the Special Committee Recommendation and the Company Board Recommendation, respectively.  The Company Board has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has taken all action in order that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any other transactions contemplated hereby.

SECTION 3.04.   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Restated Certificate of Incorporation of the Company dated June 30, 1998, as amended (the “Company Charter”), or the Amended and Restated By-laws of the Company, dated December 4, 2007 (the “Company Bylaws”), or the certificate of incorporation, bylaws or other equivalent organizational documents of any of the Company Subsidiaries, (ii) subject to the filings and other matters described in Section 3.04(b), conflict with or violate any statute, law, rule, regulation, ordinance or code of any Governmental Entity (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of, or result in the creation of a Lien on any property or under any contract, agreement, obligation, commitment, lease, license, permit, franchise or other instrument, other than any Company Plan (each, a “Contract”) to which the Company or any of the Company Subsidiaries is a party or by which their respective properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) any applicable requirements of the applicable U.S. federal securities laws, including the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”), including, assuming receipt of the Written Consent as contemplated herein, the filing and delivery with the Securities and Exchange Commission (the “SEC”) and mailing to stockholders of the Company of an information statement prepared pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby (the “Information Statement”) (which shall also satisfy the requirements of Sections 228 and 262 of the DGCL) and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), and (B) the filing of appropriate certificates as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.   SEC Filings and Financial Statements.

(a)           The Company has timely filed or furnished all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other Securities Laws since January 31, 2010 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Form 8-K, the “SEC Reports”).  As of the respective dates such documents were filed or furnished, as the case may be, the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and other Securities Laws and did not contain, as of the respective dates such documents were filed or furnished, as the case may be (except to the extent amended or superseded by a subsequent filing with the SEC that is publicly available prior to the date of this Agreement), any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (including the related notes thereto) (i) have been prepared from the books and records of the Company and the Company Subsidiaries, (ii) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto and except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved , and (iv) and fairly present in all material respects the consolidated financial position, the consolidated results of operations, the consolidated stockholders’ equity and the consolidated cash flows of the Company and its  Subsidiaries as of the dates thereof or for the periods presented therein, as applicable (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).  To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or investigation and there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to the SEC Reports.

(b)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective in providing reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

SECTION 3.06.   Information Supplied.  None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Information Statement, the Schedule 13-E3 or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement, the Schedule 13E-3 and any other filings required under the Securities Laws relating to the Merger, as the case may be, will comply in all material respects with the Securities Laws. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.07.   Absence of Certain Changes.

(a)           Since January 31, 2011 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

(b)           Since January 31, 2011, there has been no event, condition, fact, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08.   No Undisclosed Liabilities. Except for (a) liabilities incurred by the Company or the Company Subsidiaries since January 31, 2011 in the ordinary course of business consistent with past practice, (b) matters reflected or reserved against in the most recent consolidated balance sheet of the Company included in the SEC Reports, (c) liabilities incurred in connection with the transactions contemplated hereby, or (d) liabilities not required to be set forth on the consolidated balance sheet of the Company in accordance with GAAP, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.09.   Litigation. Subject to Section 3.09 of the Company Disclosure Schedule, as of the date hereof, there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, assessments, inquiries or investigations (whether civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective assets or properties or, to the Knowledge of the Company,  any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries nor any of their respective properties, rights or assets is or are subject to any order, writ, injunction, judgment or decree of any Governmental Entity (an “Order”), except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.10.   Compliance with Law. The businesses of the Company and the Company Subsidiaries are not being, and since January 31, 2009, have not been conducted in violation of any Law or Order, except for any violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and the Company Subsidiaries has in full force and effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no default has occurred under any such Permit, except for the absence of Permits and for defaults under Permits that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.11.   Material Contracts.

(a)           Section 3.11 of the Company Disclosure Schedule lists the following Contracts to which, as of the date hereof, the Company or any of the Company Subsidiaries is a party or by which any them is bound:  (i) any Contract that is filed or would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC, (ii) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness for borrowed money, (iii) any Contract that requires or is reasonably likely to result in (x) annual payments to or from the Company or any Company Subsidiary of more than $2,000,000 or (y) aggregate payments to or from the Company or any Company Subsidiary of more than $2,000,000, (iv) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any of the Company Subsidiaries or prohibits the issuance of guarantees by the Company or any Company Subsidiary, (v) any Contract that materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area or grants a material right of first refusal or right of first offer or similar right or (vi) any Contract relating to an acquisition, divestiture, merger or similar transaction  that has continuing material indemnification, “earn-out” or other contingent payment obligations.  Each such Contract described in clauses (i) through (vi) is referred to herein as a “Material Contract.”

(b)           The Company has previously furnished or made available to Parent true and complete copies of each Material Contract and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) subject to the Bankruptcy and Equity Exception, each of the Material Contracts is in full force and effect and is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, is valid and binding on the other parties thereto and (ii) there is no default under any Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto.

SECTION 3.12.   Tax Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns required to be filed by, or on behalf of, the Company or any of the Company Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable Laws (including pursuant to any applicable extensions) and all such Tax Returns are, or will be at the time of filing, complete and correct in all material respects, (ii) all Taxes of the Company and each of the Company Subsidiaries have been timely paid in full or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof in accordance with GAAP, (iii) neither the Company nor any Company Subsidiary has received written notice of any Action with respect to any Taxes and no such Action is pending with respect to any Taxes of the Company or any Company Subsidiary, (iv) there are no Liens for Taxes upon any of the assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and (v) neither the Company nor any Company Subsidiary (A) is or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury regulation section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor or by contract.  Neither the Company nor any Company Subsidiary has engaged in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(b)           For purposes of this Agreement:

(i)           “Taxes” shall mean any federal, state, local or foreign taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity; and

(ii)           “Tax Return” shall mean any return, report or statement required to be filed with any Governmental Entity with respect to any Taxes, including any schedule or attachment thereto or amendment thereof, or any claim for refund or information return.

SECTION 3.13.   Employee Matters.

(a)           Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan.  As used in this Agreement, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), under which (i) any current or former employee, officer, director, independent contractor or consultant of the Company or any Company Subsidiary (“Company Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any Company Subsidiary, or (ii) the Company or any Company Subsidiary has any present or future material liability.

(b)           Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i)           Each Company Plan (other than any Multiemployer Plan) has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws;

(ii)           Neither the Company nor any Company Subsidiary, nor any entity that is a member of their respective “controlled groups” (within the meaning of Section 414 of the Code (an “ERISA Affiliate”) has any liability with respect to any Multiemployer Plan;

(iii)           Each Company Plan (other than any Multiemployer Plan) which is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter to that effect from the Internal Revenue Service (or the Company or Company Subsidiaries are entitled to rely on a favorable opinion or advisory letter issued by the Internal Revenue Service in accordance with Revenue Ruling 2005-16 with respect to the qualified status of the plan document) and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification;

(iv)           Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and related Treasury guidance thereunder;

(v)           With respect to each Company Plan (other than any Multiemployer Plan) (x) no event (including any “reportable event,” as such term is defined in Section 4043 of ERISA), nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), or “accumulated funding deficiency” or failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred, and (y) no condition exists, in either case, that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any of their respective ERISA Affiliates, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; and there has been no determination that any Company Plan is, or is expected to be, in “at risk” status within the meaning of Title IV of ERISA;

(vi)           All contributions to Company Plans that were required to be made by the Company or any Company Subsidiary under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP; and with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid under the insurance policy have been paid; and

(vii)           With respect to each Company Plan (other than any Multiemployer Plan), (A) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (B) no facts or circumstances exist that could give rise to any such Action, (C) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) (or comparable agency under non-U.S. Law) in respect of any Company Plan subject to Title IV of ERISA (or a comparable scheme under non-U.S. Law) concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (D) no administrative investigation, audit or other administrative proceeding (including amnesty proceedings) by the Department of Labor, the PBGC, the Internal Revenue Service or any other governmental agencies (U.S. or non-U.S.) is pending, in progress, or, to the knowledge of the Company or any Company Subsidiary, threatened  (including, any routine requests for information from the PBGC).

(c)           Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, the execution and delivery of, or performance by the Company of its obligations in respect of the transactions contemplated by, this Agreement will not (either alone or in connection with any other event) (A) result in any severance pay or any increase in severance pay, or  (B) accelerate the time of payment, funding (through a grantor trust or otherwise), or vesting of any compensation or benefits, result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, or increase the amount payable under or result in any other material obligation pursuant to any of the Company Plans.

(d)           No Company Plans, individually or in the aggregate, either alone, or in connection with any other event, including the transactions contemplated by this Agreement, give rise to the payment of any amount or benefit that would not be deductible pursuant to the terms of Section 280G of the Code, or that could give rise to the imposition of an excise tax under Section 4999 of the Code.

(e)           Notwithstanding any other provision of this Agreement, this Section 3.13 sets forth the sole representations and warranties contained in this Agreement with respect to Company Plans.

SECTION 3.14.   Opinion of Financial Advisor.  The Special Committee has received the opinion of Perella Weinberg Partners LP, dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the assumptions and limitations contained therein, the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to the holders of the Shares.

SECTION 3.15.   Brokers.  No broker, finder or investment banker, other than Perella Weinberg Partners LP, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.  The Company has heretofore furnished to Parent a complete and correct copy of the engagement letter with Perella Weinberg Partners LP related to the services provided to the Special Committee in connection with the transactions contemplated hereby.

SECTION 3.16.   Takeover Statutes.  The Company has taken all actions necessary to render the restrictions of any “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws inapplicable to the Merger or the other transactions contemplated hereby.  The Company does not have any stockholder rights plan in effect.

SECTION 3.17.   No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that the Parent Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, the specific Section or subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or subsections of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.01.   Corporate Organization.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent and Merger Sub have the requisite power and authority and all necessary governmental approvals to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted and are duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.  Parent and Merger Sub have made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable organizational documents, each as amended as of the date of this Agreement.

SECTION 4.02.   Authority Relative to this Agreement.  Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or corporate action on the part of each of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement, following its execution, by Parent in its capacity as the sole stockholder of Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

SECTION 4.03.   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) subject to the filings and other matters described in Section 4.03(b), conflict with or violate any Laws applicable to any of Parent or Merger Sub or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or Contract to which any of Parent or Merger Sub is a party or by which their properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of the Merger.

(b)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements of Securities Laws and (B) filing of appropriate certificates as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not, and would not reasonably be expected to, prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of the Merger.

SECTION 4.04.   Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in the Information Statement, the Schedule13E-3 or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement, the Schedule 13E-3 and any other filings required under the Securities Laws relating to the Merger, as the case may be, will comply in all material respects with the Securities Laws.  Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 4.05.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

SECTION 4.06.   Equity Financing.  Parent has heretofore furnished to the Company a complete and correct copy of the Equity Commitment Letter, dated October 3, 2011, between Parent and the investor parties thereto (the “Equity Financing Commitment”), pursuant to which the investor parties thereto has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amount set forth therein (the “Equity Financing”), which is sufficient to pay the Merger Consideration in respect of all of the Shares, all other amounts due in connection with the Merger and any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing.  The Equity Financing Commitment is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto.  The Equity Financing Commitment has not been and will not be amended or modified.  The commitment contained in the Equity Financing Commitment has not been withdrawn or rescinded in any respect.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Equity Financing Commitment and, subject to the accuracy of the representations and warranties in Article III and the satisfaction of the conditions set forth in Article VI, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it pursuant to the Equity Financing Commitment on or prior to the Closing Date.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Financing Commitment.  Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned upon, receipt of any financing (including the Equity Financing).

SECTION 4.07.   Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent.  Merger Sub was formed specifically for the transactions contemplated hereby and has conducted no operations and incurred no liabilities or obligations other than in connection with the transactions contemplated hereby.

SECTION 4.08.   Litigation.  As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any Order imposed or binding upon Parent or Merger Sub, in each case, by or before any Governmental Entity, that seeks to enjoin, or would reasonably be likely to have the effect of preventing, making illegal or otherwise interfering with, the Merger or any other transactions contemplated hereby, except for those that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.09.   No Other Company Representations or Warranties.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries.  Parent and Merger Sub acknowledge that they and their Representatives have received access to (i) such books and records, facilities, equipment, Contracts and other assets of the Company which they and their Representatives have requested to review and (ii) have had opportunities to meet with the management of the Company and to discuss the business and assets of the Company.  Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any Company Subsidiaries nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub.  Neither the Company nor any Company Subsidiaries nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or Representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or Representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or Representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or Representatives in anticipation or contemplation of any of the transactions contemplated hereby.  Notwithstanding the foregoing, nothing in this Section 4.09 or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, or any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

SECTION 4.10.   Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Company Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or Representatives, with respect thereto.  Notwithstanding the foregoing, nothing in this Section 4.10 or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, or any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

SECTION 5.01.   Conduct of Business of the Company.  From the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly permitted, contemplated or required by this Agreement or required by applicable Law, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use its commercially reasonable efforts to preserve intact and maintain its business organization and goodwill of material suppliers and customers and other Persons having business relationships with the Company, and to keep available the services of their present officers and employees on terms and conditions substantially comparable to those currently in effect.  In addition to and without limiting the generality of the foregoing, except as required by applicable Law or this Agreement or as expressly set forth in Section 5.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of the Company Subsidiaries to:

(a)           adopt or propose any change to the Company Charter or Company Bylaws or organizational documents of a Company Subsidiary;

(b)           (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid by any wholly-owned Company Subsidiary to the Company or to another wholly-owned Company Subsidiary), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, convertible into, or denominated with reference to, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests except for purchases, redemptions or other acquisitions of capital stock or other securities required (or permitted in connection any net share settlement or Tax withholding) by the terms of the Company Plans or any award thereunder;

(c)           issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, restricted stock, restricted stock units, performance units, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) other than pursuant to the exercise of outstanding Stock Options granted under the Equity Plans in accordance with their present terms (as modified or as may be required by applicable Laws) and consistent with past practice;

(d)           merge or consolidate with any other Person;

(e)           acquire assets with a value or purchase price in the aggregate in excess of $500,000, other than in the ordinary course of business consistent with past practice;

(f)           sell, lease, license, subject to a material Lien, or otherwise surrender, relinquish or dispose of any assets with a value or purchase price in the aggregate in excess of $500,000, other than in the ordinary course of business consistent with past practice;

(g)           (i) make any loans, advances or capital contributions to, or investments in, any Person other than (x) loans, advances or capital contributions to, or investments in wholly-owned Company Subsidiaries, (y) pursuant to any existing Contract, or (z) advances to employees in the ordinary course of business consistent with past practice, (ii) create, incur, guarantee or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, or (iii) make or commit to make any capital expenditure other than in an aggregate amount not to exceed the amount set forth in the Company’s  fiscal 2012 capital expenditure budget, a copy of which has been provided to Parent prior to the date of this Agreement;

(h)          materially increase benefits under any Company Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan as currently in effect on the date of this Agreement, fail to make any required contribution to any Company Plan, merge or transfer any Company Plan or the assets or liabilities of any Company Plan, change the sponsor of any Company Plan (other than as would not materially increase the Company’s or any Company Subsidiary’s liabilities or obligations under such Company Plan), or terminate any Company Plan or establish any additional benefit plan that would be a Company Plan, if it were in existence as of the date of this Agreement, in each case except as required by terms of this Agreement or as required by applicable Law or the terms of a Company Plan or Contract which the Company or any Company Subsidiary is a party as currently in effect on the date of this Agreement;

(i)            increase the compensation or benefits provided to any Company Employees, except as required by applicable Law or the terms of a Company Plan or Contract which the Company or any Company Subsidiary is a party as currently in effect on the date of this Agreement or in connection with annual promotion-related or merit-based increases for employees whose annual compensation is less than $100,000;

(j)            settle or compromise any Action or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Action in any manner that requires the payment of more than $150,000 or limits in any respect the ability of the Company to conduct its business as presently conducted;

(k)           (i) make, change or rescind any express or deemed material election relating to Taxes except in the ordinary course of business consistent with past practice, (ii) settle or compromise any material Action relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax liability, (iii) enter into any closing agreement with respect to any material Taxes, or (iv) change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2010;

(l)            other than in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate any Material Contract (or any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement);

(m)          materially change any financial reporting or accounting methods, principles or practices of the Company or any Company Subsidiary, except for any such change required by applicable Law or GAAP;

(n)           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; or

(o)           agree or commit to do any of the foregoing.

SECTION 5.02.   Written Consent; Information Statement and Schedule 13E-3

(a)  Immediately following the execution and delivery of this Agreement, Parent shall deliver to the Company the Written Consent.  The Company shall comply with the DGCL, the Company Charter and the Company Bylaws and the Exchange Act in connection with the Written Consent, including (i) preparing and delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 5.02(b) below and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL and of the availability of appraisal rights in accordance with Section 262 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL.

(b)           As promptly as reasonably practicable after Stockholder Approval has been obtained through execution and delivery to the Company of the Written Consent, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Information Statement and the Schedule 13E-3 in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the transactions contemplated hereby.  Parent shall cooperate with the Company in the preparation of the preliminary Information Statement, the definitive Information Statement and the Schedule 13E-3 and any amendments thereto and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act.  The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement or the Schedule 13E-3 and to cause the Information Statement in definitive form to be mailed to the Company’s stockholders as promptly as reasonably practicable.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement, the definitive Information Statement or the Schedule 13E-3, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement.

SECTION 5.03.   Communications to Stockholders.  The Special Committee and the Company Board may (i) at any time prior to the delivery of the Written Consent to the Company, withdraw, qualify or modify either the Special Committee Recommendation or the Company Board Recommendation, respectively and, (ii) following delivery of the Written Consent to the Company, for a period of twenty (20) calendar days after the mailing to the Company’s stockholders of a notice describing the appraisal rights available to the holders of Shares under applicable Law (which notice will be contained in the Information Statement) may, whether by mailing, press release, regulatory filing or otherwise, communicate to the holders of such Shares the recommendation, if any, of the Company Board or the Special Committee as to whether such holders should seek to exercise appraisal rights under applicable Law with respect to such Shares.

SECTION 5.04.   Indemnification; Directors, and Officers, Insurance.

(a)           During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each present and former director and officer of the Company or any of the Company Subsidiaries (acting in their capacity as such) (each, an “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, settlements, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any matters existing or occurring at or prior to the Effective Time (including, without limitation, in respect of (x) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of the Company Subsidiaries or (y) any of the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time (a “Proceeding”) (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification) in all such cases to the same extent that such Indemnified Persons are indemnified or have the right to advancement of expenses pursuant to the Company Charter or the Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary) in effect as of the date of this Agreement and subject in all events to the limitations set forth in Sections 145(a) and 145(b) of the DGCL (regardless of whether or not such provisions are applicable to Parent or the Surviving Corporation as a matter of Delaware law); provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification or advancement of expenses under this Section 5.04(a) in connection with a Proceeding, then the obligations of the Surviving Corporation set forth in this Section 5.04(a) shall survive the sixth anniversary of the Effective Time until such time as such Proceeding is fully and finally resolved.

(b)           During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by Law, cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of each Indemnified Person as provided in the Company Charter and Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary), in effect as of the date of this Agreement, to survive the Merger and continue in full force and effect after the Effective Time.  During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by Law, cause the certificate of incorporation and bylaws of the Surviving Corporation to, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company Charter and Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary) in effect as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified after the Effective Time and prior to the sixth anniversary of the Effective Time in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and exculpation in respect of any Proceeding pending or asserted or any claim made within such six-year period shall continue until the final disposition of such Proceeding or resolution of such claim.  All rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such Indemnified Person and the Company or any Company Subsidiary, as the case may be, shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement.

(c)           During the period commencing on the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) obtain and maintain directors’ and officers’ liability insurance for the Indemnified Persons at the current level and scope of the directors’ and officers’ liability insurance  policies of the Company and the Company Subsidiaries in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.04(c) any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by the Company in 2010 (on an annualized basis) for such purpose (the “Cap”); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.  Prior to the Effective Time, Parent may, and, if requested by Parent, the Company shall, purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance; provided that if obtained by the Company the cost for such “tail” shall not exceed a one-time premium equal to the Cap without the prior written consent of Parent.  In the event that such a “tail” policy is purchased prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and Parent and the Surviving Corporation shall have no obligations under the first sentence of this Section 5.04(c) so long as such “tail” policy is in full force and effect.

(d)           In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations of Parent or the Surviving Corporation (or their respective successors or assigns) under this Section 5.04.

(e)           Notwithstanding anything in this Agreement to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.04 shall be in addition to, and not a limitation of any other rights such Indemnified Person may have under the Company Charter, the Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary), any other indemnification arrangements, the DGCL or otherwise and nothing in this Section 5.04 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company Charter, the Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary), any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.

(f)           The obligations and liabilities of Parent and the Surviving Corporation under this Section 5.04 shall be joint and several.

(g)           The obligations set forth in this Section 5.04 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the “tail” policy referred to in Section 5.04(c) (and their heirs and representatives), each, an “Other Indemnified Person”) without the prior written consent of such affected Indemnified Person or Other Indemnified Person.  Each of the Indemnified Persons and Other Indemnified Persons are intended to be third party beneficiaries of this Section 5.04, with full rights of enforcement as if a party thereto.

(h)           This Section 5.04 shall survive consummation of the Merger and the Effective Time.  This Section 5.04 is intended to benefit, and may be enforced by, the Indemnified Persons, the Other Indemnified Persons and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

SECTION 5.05.   Access and Information; Confidentiality.

(a)           The Company shall (a) afford to Parent and its Representatives such access during normal business hours throughout the period from the date of this Agreement to the Effective Time to the Company’s and each of the Company Subsidiaries’ books, records, systems, Contracts, facilities and employees and (b) furnish to Parent and its Representatives all financial, business, operational and other data and information (and shall provide reasonable consultation with respect thereto) promptly following a request by Parent (and to the extent that the data or information is of the type of data or information that has been provided to Parent in the ordinary course of business prior to the date of this Agreement in any event no later than the timeframe for which such data or information has been provided historically to Parent); provided, that, the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or any agreement or obligation of confidentiality owing to a third party, jeopardize protections afforded to the Company or any Company Subsidiary under the attorney-client privilege or attorney work product doctrine or expose the Company or any Company Subsidiary to risk of liability for disclosure of sensitive or personal information, and provided, further, that the Company shall not be obligated to provide any minutes of meetings or resolutions of the Special Committee or the Company Board (or any sub-committees thereof) relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto.  No information, knowledge, investigation obtained or made by Parent pursuant to this Section 5.05 shall affect or be deemed to modify or affect the representations, warranties, covenants or agreements of the Company contained herein.

(b)           Each of the Company and Parent shall hold, and shall cause their Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and remain subject to, the terms and conditions of the Confidentiality Agreement dated as of August 9, 2011 between the Company and Angelo, Gordon & Co. (the “Confidentiality Agreement”).

SECTION 5.06.   Notification of Certain Matters.  The Company shall promptly notify Parent of any notice or other communication from any Person received by the Company or any Company Subsidiary alleging that the consent of such Person is or may be required in connection with or relating to the Merger or any of the other transactions contemplated hereby or from any Governmental Entity received by the Company or any Company Subsidiary in connection with or relating to the Merger or any of the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available to Parent hereunder.

SECTION 5.07.   Publicity.  None of the Company, Parent or Merger Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without prior consultation with the other parties, except as may be required by Law or any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity. Upon execution of this Agreement, Parent and the Special Committee shall agree upon the text of a press release to be jointly issued by Parent and the Company with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.08.   Reasonable Best Efforts.  Subject to the terms and conditions hereof and applicable Law, each of the parties hereto agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement, and to cooperate with each other in connection with the foregoing, including using its commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts, (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law, (iii) lift or rescind any Order adversely affecting the ability of the parties to consummate the Merger, and (iv) effect any necessary registrations and filings and submissions of information requested by any Governmental Entity.

SECTION 5.09.   Litigation Support.  The Company shall promptly advise Parent of any litigation involving the Company or any of its officers or directors, including the Special Committee, relating to this Agreement, the Merger or the other transactions contemplated hereby (any such litigation, “Transaction Litigation”) and shall keep Parent reasonably informed regarding the status of such Transaction Litigation.  The parties hereto will cooperate and consult with one another, to the fullest extent reasonably possible, in connection with any Transaction Litigation, and the Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation; provided, however, that the Company agrees that it will not compromise or settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).  In furtherance of and without in any way limiting the foregoing, the Company will use its commercially reasonable efforts consistent with the fiduciary duties of the Company Board to defend any Transaction Litigation so as to permit the consummation of the Merger in the manner contemplated by this Agreement.

SECTION 5.10.   Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock, Stock Options or SARs pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16.

SECTION 5.11.   Convertible Notes.

(a)           The Surviving Corporation shall, on the Closing Date, execute such supplemental indenture (each, an “Indenture”) under which the Company issued its 5.25% Convertible Senior Notes due 2025 and 5.50% Convertible Senior Notes due 2026 (collectively, the “Convertible Notes”) to

(b)           each Indenture as may be required under such Indenture in connection with the Merger and the other transactions contemplated by this Agreement.

(c)           The Company or the Surviving Corporation, as applicable, shall use commercially reasonable efforts to take all such further action as may be necessary to comply with all of the terms and conditions of each Indenture in connection with the Merger and the other transactions contemplated by this Agreement, including (i) the delivery of any officers’ certificates and opinions of counsel required by each such Indenture, (ii) conducting any offer required under such Indenture to repurchase the Convertible Notes issued thereunder, and (iii) taking any such other actions required in connection with clauses (i) and (ii) of this Section 5.11(b).

SECTION 5.12.   Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, the Company, the Company Board and the Special Committee shall take such actions as are within its power so as to eliminate the restrictions of such statute or regulation on such transactions.

ARTICLE VI

CONDITIONS

SECTION 6.01.   Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)           No Order. No Order or Law issued, enacted or promulgated by any court of competent jurisdiction or other Governmental Entity shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Merger.

SECTION 6.02.   Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of each of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a)           Accuracy of Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.07(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of such date, (ii) the representations and warranties set forth in Sections 3.02, 3.03, 3.15 and 3.16 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specific date); (iii) the other representations and warranties of the Company set forth in Article III hereof (other than the Sections of Article III referred to in clause (i) or (ii) above), disregarding any exceptions therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date), except in the case of this clause (iii) for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; and (iv) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 6.02(a) have been satisfied.

(b)           Compliance with Obligations.  The Company shall have performed or complied with in all material respects all of its covenants, obligations and agreements contained in this Agreement herein required to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)           Appraisal Rights.  The total number of Appraisal Shares shall not exceed five percent (5%) of the issued and outstanding shares of Common Stock as of the Closing Date.

SECTION 6.03.   Conditions to Obligations of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a)           Accuracy of Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specific date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger, and (ii) the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that the conditions set forth in this Section 6.03(a) have been satisfied.

(b)           Compliance with Obligations.  Each of Parent and Merger Sub shall have performed or complied with in all material respects all of its covenants, obligations and agreements contained in this Agreement herein required to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VII

TERMINATION

SECTION 7.01.   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable:

(a)           by mutual written consent of Parent, Merger Sub and the Company (with respect to the Company, only pursuant to a resolution adopted by the Special Committee);

(b)           by either Parent or the Company (with respect to the Company, only pursuant to a resolution adopted by the Special Committee):

(i)           if the Merger shall not have been consummated on or before 5 p.m. New York City Time on April 2, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, Merger Sub, and vice versa) to perform any of its obligations under this Agreement has been the proximate cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date; or

(ii)          if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable;

(c)           by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one (1) business day prior to the Outside Date or (B) the date that is thirty days from the date that the Company is notified by Parent of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d)           by the Company (only pursuant to a resolution adopted by the Special Committee), if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one business day prior to the Outside Date or (B) the date that is thirty days from the date that Parent is notified by the Company of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e)           by the Company, if Parent shall not have delivered the Written Consent to the Company within twenty-four (24) hours after the execution of this Agreement by each of the Company, Parent and Merger Sub; or

(f)           by the Company, if Parent shall not waive in writing the failure of the condition set forth in Section 6.02(c) hereof to be satisfied within five (5) business days after the date on which the Company notifies Parent in writing of the failure of such condition to occur.

The party desiring to terminate this Agreement shall give written notice of such termination to each of the other parties hereto.

SECTION 7.02.   Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and, subject to Section 7.03 hereof, there shall be no liability on the part of Parent, Merger Sub or the Company, other than this Section 7.02 and Article VIII, which provisions shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03.   Certain Fees and Expenses.

(a)           In the event that this Agreement is terminated by the Company pursuant to Section 7.01(e), Parent shall pay to the Company a fee equal to ten percent (10%) of equity value of the fully diluted value of all of the shares of Common Stock issued and outstanding, including, without limitation, Common Stock held by the Parent Funds (the “Reverse Termination Fee”).

(b)           In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f), Parent shall pay to the Company the Company Reimbursable Expenses.

(c)           The Reverse Termination Fee and the Company Reimbursable Expenses payable pursuant to this Section 7.03 shall be paid by wire transfer of immediately available funds within five (5) business days after demand therefor following the occurrence of the termination event giving rise to the applicable payment obligation.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.   Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

SECTION 8.02.   Expenses. Except as otherwise expressly provided herein, including, without limitation, Section 7.03 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, regardless of whether the Merger shall be consummated.

SECTION 8.03.   Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable, by action taken by or on behalf of the parties’ respective Boards of Directors or other governing body (in the case of the Company, only with the approval of the Special Committee, and to the extent permitted by applicable Law), the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

SECTION 8.04.   Extension and Waiver.

(a)           At any time prior to the Effective Time, to the fullest extent permitted by applicable Law:

(i)           the Special Committee on behalf of the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent and/or Merger Sub, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent and/or Merger Sub pursuant hereto, or (c) waive compliance by Parent and/or Merger Sub with any of the agreements or with any conditions to the Company’s obligations.

(ii)          Parent may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Parent’s or Merger Sub’s obligations.

(b)           Any consent or agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer (in the case of the Company, subject to the provisions of applicable Law, only after approval of the Special Committee as to such action has been provided).

SECTION 8.05.   Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(a)	If to Parent or Merger Sub:

Angel Holdings LLC
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attention: General Counsel
Facsimile No: 212-338-9611
e-mail: fwolfe@angelogordon.com

with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017
Attention: Sean Rodgers, Esq.
Facsimile No.: 212-455-2502
e-mail: srodgers@stblaw.com

(b)           If to the Company:

C&D Technologies, Inc.
1400 Union Meeting Road
Blue Bell, PA  19422
Attention: General Counsel
Facsimile No.: 215-619-7816
e-mail: danderson@cdtechno.com

with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Potter Anderson & Corroon LLP
Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19801
Attention: Mark Morton, Esq.
Facsimile No.: 302-778-6078
e-mail: mmorton@potteranderson.com; and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019-6099
Attention:  Adam Turteltaub
Facsimile No.: 212-728-9129
e-mail: aturteltaub@willkie.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

SECTION 8.06.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.06(c).

(d)           The parties hereto agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.06(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.06 shall not be required to provide any bond or other security in connection with any such order or injunction.  Notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to cause Parent to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitment but only if (A) all conditions in Sections 6.01 and 6.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02.

(e)           Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 8.06(d), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided, that, it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any willful breach of this Agreement prior to such termination.

SECTION 8.07.   Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (together with the Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule) and the Confidentiality Agreement (excluding Section 9 and Section 11 thereof) contain the entire agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby and the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to these matters.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except for (i) if the Effective Time occurs, the right of any holder of a Share, Stock Option or SAR to receive the Merger Consideration or any other amounts payable pursuant to Article II hereof, and (ii) the provisions set forth in Section 5.04 of this Agreement, which, in each case, are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons after the Effective Time.

SECTION 8.08.   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.09.   Definitions.  For purposes of this Agreement:

(a)           “affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

(b)           “beneficial ownership” (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

(c)           “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

(d)           “Company Reimbursable Expenses” means all reasonable, out-of-pocket expenses incurred by the Company and its affiliates in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the closing of the transactions contemplated hereby up to a maximum amount of $2,500,000.

(e)           “Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of those individuals listed in Section 8.09(e) of the Company Disclosure Schedule.

(f)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(g)           “Representatives” ” of a Person means the officers, directors, partners, employees, agents or advisors of such Person including, without limitation, attorneys, accountants, consultants and financial advisors.

(h)           “Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person or any other Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

SECTION 8.10.   Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References to monetary amounts are to the lawful currency of the United States.

SECTION 8.11.   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign any of its rights and obligations hereunder to Parent or one or more new or existing controlled affiliates of Parent so long as such assignment does not prevent or impair the satisfaction of any of the conditions set forth in Article VI or delay completion of the Merger; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  The parties shall take all reasonable actions to amend the terms of this Agreement in the event of any such assignment by Merger Sub in order to reflect such assignment, subject to the terms and conditions set forth in this Agreement.

SECTION 8.12.   Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Angel Holdings LLC

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Chief Executive Officer

Angel Acquisition Corp.

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Chief Executive Officer

C&D Technologies, Inc.

By:	/s/ Jeffrey A. Graves
Name:	Jeffrey A. Graves
Title:	President and CEO